Exhibit 10.57

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”), dated and effective as of May 16, 2013 (the “Effective Date”), is between 21ST CENTURY ONCOLOGY, LLC, a Florida limited liability company (“Buyer”) and SPECIALISTS IN UROLOGY, P.A., a Florida corporation (“Seller”). William M. Figlesthaler, M.D., Earl J. Gurevitch, M.D., Steven W. Luke, M.D., Michael F. D’Angelo, M.D., Jonathan Jay, M.D., Rolando Rivera, M.D., David S. Harris, M.D., Carolyn F. Langford, D.O., and David Wilkinson, M.D. (the “Principals”) are each executing this Agreement for the purpose of binding each such individual to perform his/her respective obligations under Section 9.

RECITALS

Seller is engaged in the business of providing patient care services in the specialties of urology and radiation oncology at a physician practice located at the following offices: (i) 990 Tamiami Trail N., Naples Florida, (ii) 955 l0th Avenue North, Naples Florida, (iii) 1000 Tamiami Trail North, Naples, Florida, (iv) 28930 Trails Edge Boulevard, Bonita Springs, Florida, (v) 4571 Colonial Boulevard, Fort Myers, Florida, (vi) 24 Del Prado, Cape Coral, Florida, (vii) 3364 Woods Edge Circle, Bonita Springs, Florida, (viii) 8350 Sierra Meadows Boulevard, Naples, Florida, (ix) 3291 Woods Edge Parkway, Bonita Springs, Florida, (x) 6101 Pine Ridge (Desk 31), Naples, Florida, (xi) 8340 Collier Boulevard - Suite 402, Naples, Florida, and (xii) 40 South Heatherwood Drive, Marco Island, Florida, (each, an “Office” and, collectively, the “Offices”). The Offices listed in the foregoing subitems (i) through (ix) are also sometimes referred to herein as the “Master Lease Offices,” and the Offices listed in the foregoing subitems (x) through (xii) are sometimes referred to herein as the “Non-Master Lease Offices.” The business, activities, ownership, operation and management of the Offices pertaining or related to providing patient services in the specialties of urology and radiation oncology (and expressly excluding medical oncology) shall be referred to as the “Business.”

1.                                      Seller owns certain assets related to the Business.

2.                                      Buyer desires to acquire from Seller and Seller desires to sell to Buyer certain assets used in the Business.

3.                                      Buyer and Seller wish to set forth the terms under which Buyer shall acquire certain assets and assume certain liabilities of Seller and have each agreed to the transactions described herein and have agreed to enter into this Agreement and such other agreements as shall be necessary to effect the transactions contemplated hereby. This Agreement and each agreement executed and delivered by the parties in connection with the transactions contemplated hereby is referred to herein individually as a “Transaction Document” and, collectively, as the “Transaction Documents.”

NOW, THEREFORE, in consideration of the execution and delivery of the Transaction Documents, the sales, purchases and leases of property and services thereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                          Asset Purchase.

1.1                               Assets Being Sold and Purchased.

(a)                                 Subject to and upon satisfaction or waiver of the terms and conditions of this Agreement, at the Closing (as defined in Section 2 herein), Seller shall transfer, sell, convey, assign and deliver to Buyer, pursuant to a Bill of Sale in the form attached hereto and made a part hereof as Exhibit 1.1(a) (the “Bill of Sale”), and Buyer shall purchase from Seller, all right, title and interest to and in Seller’s assets used by, for and in connection with, the Business, as the same existed immediately prior to the Closing and reflected on the books and records of the Seller (the “Assets”), excluding only the specific assets set forth in Section 1.1(c) below, but including, without limitation, the following:

(i)                                     all tangible assets used in the Business whether owned or leased, including, without limitation, all instruments, medical equipment, supplies and office equipment and all fixtures and improvements;

(ii)                                  the leases and agreements set forth on Schedule l.l(a)(ii) attached hereto (the “Assigned Agreements”), which shall be conveyed, assigned and transferred pursuant to the Assignment and Assumption Agreement in the form attached hereto and made a part hereof as Exhibit 1.1(a)(ii) (the “Assignment and Assumption Agreement”);

(iii)                               all inventories of pharmaceuticals that are held at, or are in transit from or to, the locations at which the Business is conducted or that are used or held for use by Seller;

(iv)                              all software programs (including source and object codes and related documentation for software owned by Seller and used in connection with or developed for support of the operations of the Business), including, without limitation, the software programs identified on Schedule 1.1(a)(iv) attached hereto, as well as the internet websites used by Seller with respect to the Business and the related universal resource locators (“URLs”) used in connection therewith, each of which is set forth on Schedule 1.1(a)(iv);

(v)                                 all prepaid expenses relating to the Business, and all security deposits deposited by or on behalf of Seller as lessee, sublessee, lessor, sublessor, or otherwise under any Assigned Agreements, subject to Section 1.3 of this Agreement.

(vi)                              all insurance proceeds and rights thereto derived from loss, damage or destruction of or to any property or assets included in the Assets, to the extent claims were not made or did not accrue prior to the Closing to repair or replace the lost, damaged or destroyed items;

(vii)                           all of Seller’s right, title and interest in and to the Permits (as defined in Section 3.5), in all cases to the extent assignable or transferable and to the extent assumed by Buyer;

(viii)                        all files, documents, instruments, papers, books and records relating to the Business, operations, condition of (financial or other) results of operations and assets and properties of Seller and reasonably necessary for Buyer to conduct the Business, including without limitation, patient lists, payor verification, mailing lists and related documentation, financial statements and related work papers and letters from accountants, personnel records and files (to the extent they relate to employee or other service providers hired or retained by Buyer), budgets, ledgers, journals, deeds, title policies, computer files and programs, retrieval programs, operating data and plans and environment studies and plans;

(ix)                              all telephone numbers, facsimile numbers, electronic addresses and passwords used in connection with the Business; and

(x)                                 the trade names “Specialists in Urology” and “Premier Oncology” and the logo used in connection with such names (individually and collectively, “Seller’s Trade Name and Logo”) provided that (1) Seller shall retain a perpetual royalty-free license to continue to use Seller’s Trade Name and Logo in connection with its ongoing business, and (2) it is understood that the foregoing will in no way limit the continuing use by Specialists in Urology Surgery Center LLC of the name “Specialists in Urology” and associated logo.

(b)                                 At Closing, Seller shall permit Buyer to take physical possession of all of the Assets at the locations where they are then located.

(c)                                  Notwithstanding anything to the contrary herein, the following assets of Seller are not being sold or leased hereunder and shall not be included in the term “Assets”:

(i)                                     the assets described on Schedule 1.1(c)(i) hereto;

(ii)                                  any accounts receivable of Seller existing as of the Closing Date;

(iii)                               amounts due to Seller for services provided but not billed as of the Closing;

(iv)                              any contract of Seller that is not listed on Schedule l.l(a)(ii) hereto under the heading “Assigned Agreements” and is not used or required as part of the day-to-day operations of the Business;

(v)                                 any accounts payable of Seller;

(vi)                              owned real property (if any);

(vii)                           all cash, cash equivalents, securities and short-term investments held by Seller; and

(viii)                        all of Seller’s non-transferable permits and licenses used in the Business.

(d)                                 Seller shall transfer, convey and assign to Buyer, Seller’s title to all of the Assets at the Closing, free and clear of any liens, pledges, charges, mortgages, security interests, restrictions, easements, liabilities, claims, encumbrances or right of others of every kind and description (collectively, “Liens”), except for those Liens listed on Schedule 1.1(d) hereto, said Liens so listed being herein called the “Permitted Liens.”

1.2                               Liabilities.

(a)                                 Liabilities Not Assumed. Except as specifically provided herein and in Section 1.2(b) below, Buyer shall not assume, pay, honor, discharge or otherwise become responsible for any liabilities or obligations of Seller, and all such liabilities and obligations shall remain solely those of Seller, and Seller shall pay, perform and discharge, all such obligations and liabilities of Seller promptly when due in accordance with their terms. Without limiting the generality of the preceding sentence and except as specifically provided in Section 1.2(b), Buyer shall not assume or become responsible for:

(i)                                     any liabilities or obligations of Seller including, without limitation, any personal obligations of any shareholder of Seller incurred in any capacity, including those arising out of any claim, litigation or proceeding, or any contract, license, commitment or other agreement relating to the operations of the Business or the occurrence of any event on or before the Closing including, without limitation, accounts payable of the Business;

(ii)                                  any obligations, liabilities, undertakings, Liens (other than Permitted Liens) or restrictions to which the Assets or the Business are subject arising before the Closing and that are not disclosed in writing in this Agreement;

(iii)                               any liability or obligation arising out of or related to past, present or future actions, litigations, suits, enforcement actions, proceedings, arbitrations or governmental or regulatory authority investigations, audits or otherwise, including, without limitation, demand or directive letters or correspondence, or of notice regarding any of the foregoing involving the Assets, the Business, Seller or any shareholder of Seller to the extent the foregoing relate to events, acts or omissions arising before the Closing;

(iv)                              any liability or obligation, in contract, tort or for violation of any law by Seller or any officer, director, shareholder, employee or agent of Seller that arises out of or results from any act, omission, occurrence or state of facts arising on or before the Closing, and any liability or obligation, in contract, tort or for violation of any law solely by Seller or any officer, director, shareholder, member, employee or agent of Seller (other than such persons serving in the capacity of an employee or an engaged contractor of Buyer or its affiliates after Closing) that arises out of or results from any act, omission, occurrence or state of facts after the Closing;

(v)                                 any compensation obligations or any liabilities or obligations of Seller arising out of or in connection with any employee benefit plan of Seller or any other liabilities or obligations of Seller to any employees with respect to his or her service to the Business on or before the Closing, including but not limited to any liability or obligation for any severance pay due any employee of Seller upon his or her termination of employment and any and all accrued vacation and/or sick leave, bonuses and other benefits to the extent that such liabilities or obligations are owed as a result of acts, omissions, occurrences or state of facts on or before the Closing;

(vi)                              any liabilities or obligations of Seller for indebtedness for borrowed money, including, but not limited to, any and all liabilities and obligations related to real estate financings and any and all obligations to any secured party in connection with any of the Assets, other than with respect to Assumed Liabilities or obligations giving rise to Permitted Liens;

(vii)                           subject to Section 1.3(c), any liabilities or obligations of Seller for any type of taxes owed by Seller whatsoever;

(viii)                        any and all Medicare, Medicaid and other third party payor obligations arising from any acts or omissions for any period prior to the Closing, including without limitation, any retroactive denial of claims, civil monetary penalties or any gain on sale that may be recognized by any of the foregoing as a result of the transactions, contemplated herein; or

(ix)                               any other liabilities or obligations of any nature relating to the operations of the Business or the occurrence of any event on or before the Closing, whether known or determined as of the Closing or unknown or undetermined as of the Closing.

(b)                                 Liabilities Assumed. Subject to the terms and conditions set forth in this Agreement, effective as of the Closing Date, the Buyer shall assume and agree to pay, perform and discharge, when due, the obligations of Seller under (i) the Assigned Agreements to the extent such obligations arise after the Closing and (ii) the obligations giving rise to the Permitted Liens. Those liabilities assumed by the Buyer pursuant to this Section 1.2(b) are referred to herein as the “Assumed Liabilities.”

1.3                               Purchase Price.

(a)                                 As consideration for the sale, assignment, conveyance, transfer and delivery of the Assets, Buyer shall pay to Seller an amount equal to Twenty Million and No/100 Dollars ($20,000,000.00) plus (i) $200,000 if the Closing occurs on May 17, 2013, (ii) $167,000 if the Closing occurs on May 24, 2013 or (iii) $133,333.33 if the Closing occurs on May 31, 2013, (the “Purchase Price”), payable as follows:

(i)                                     at Closing, Buyer shall deliver to Seller a sum equal to the Purchase Price less $2,500,000 (the “Closing Payment”) by wire transfer of immediately available funds to such account(s) as Seller shall designate in writing.

(ii)                                  On the first anniversary of the Closing Date, and on each subsequent anniversary of the Closing Date ending on the fifth (5th) anniversary of the Closing Date, Buyer shall pay to Seller the sum of Five Hundred Thousand and No/100 Dollars ($500,000.00) (each a “Post Closing Payment” and collectively the “Post Closing Payments”).

Buyer’s obligations with respect to the Post Closing Payments shall be evidenced by a promissory note in the form attached hereto as Exhibit 1.3(a)(ii) (the “Promissory Note”), and shall be subject to offset for (A) Seller’s indemnification obligations under Section 9 of this Agreement, and (B) all monetary obligations of Buyer (the “Master Lease Obligations”) under that certain Amended and Restated Master Lease (the “Master Lease”), dated October 31, 2012 by and between Spirit SPE Portfolio 2012-3, LLC (as landlord), Seller (as tenant) and Specialists in Urology Surgery Center LLC (as tenant) to the extent that (i) such obligations cause the SIU Division (as defined in the Principal Employment Agreements) to have expenses in excess of Net Revenues (as defined in the Principal Employment Agreements), (ii) the Master Lease Obligations are not satisfied by Specialists in Urology Surgery Center LLC and (iii) such excess of expenses over Net Revenues is not caused by the breach by Buyer of one or more of the Principal Employment Agreements (as hereafter defined). Each of such rights of offset is more fully set forth in the Note.

(b)                                 Within forty-five (45) days after Closing, Buyer shall provide to Seller an allocation schedule that provides the manner in which the sum of the Purchase Price, the Assumed Liabilities and all other items required to be taken into account for U.S. federal income tax purposes (collectively, the “Total Tax Consideration”) shall be allocated among the Assets, which allocations shall be made in accordance with Section 1060 of the Internal Revenue Code (the “Code”) and the applicable Treasury regulations and, to the extent not inconsistent therewith, any other applicable tax law (the “Allocation Schedule”); provided, however, that the Allocation Schedule shall be subject to the review and approval of Seller. Seller shall have the right to withhold their approval to any portion of the Allocation Schedule by written notice to Buyer.  If Seller does not object to the Allocation Schedule by written notice to Buyer within thirty (30) Days after receipt by Seller of the Allocation Schedule, then the Allocation Schedule shall be deemed to have been accepted and agreed upon, and final and conclusive, for purposes of this Agreement; provided, however, that such Allocation Schedule shall be subject to any adjustment upon and as a result of any adjustment to the Total Tax Consideration.  If Seller timely objects to the Allocation Schedule, Seller shall notify Buyer in writing of their objection to the Allocation Schedule and shall set forth in such written notice the disputed item or items and the basis for their objection and Buyer and Seller shall act in good faith to resolve any such dispute for a period of thirty (30) days thereafter. If, following a good faith attempt to resolve any disputes, Buyer and Seller cannot agree to an Allocation Schedule, Buyer and Seller shall be permitted to determine their own allocation of the Total Tax Consideration for tax purposes.  Each of the parties and their respective Affiliates shall, unless otherwise required by a final “determination” (within the meaning of Section 1313(a) of the Code), (i) prepare and file all tax returns, including IRS Form 8594 (Asset Acquisition Statement under Section 1060 of the Code), in a manner consistent with the Allocation Schedule, as finally determined pursuant to this Section 1.3(b) (subject to any adjustment to the Total Tax Consideration), and (ii) take no position in any tax return, proceeding, tax contest or otherwise that is inconsistent with the Allocation Schedule, as finally determined pursuant to this Section 1.3(b) (subject to any adjustment to the Total Tax Consideration). In the event that any of the allocations set forth in the Allocation Schedule are disputed in writing by any tax authority, the party receiving notice of such dispute shall promptly notify and consult with the other party concerning the resolution of such dispute and use commercially reasonable and good faith efforts to contest such dispute in a manner consistent with the Allocation Schedule. Notwithstanding anything to the contrary contained in this Agreement, if Buyer and Seller cannot agree to an Allocation Schedule under this Section 1.3(b), this Section 1.3(b) shall not be applicable. Seller shall pay all transfer, documentary, sales, use, stamp, registration, real property transfer, value added and other similar taxes and fees (including any penalties, interest and additions to tax) incurred in connection with the purchase and sale of the Assets (“Transfer Taxes”). The parties shall cooperate with each other to the extent reasonably requested and legally permitted to minimize any such Transfer Taxes. Seller shall, at its own filing expense, timely file any tax return or other document with respect to such taxes or fees, and Buyer shall join in the execution of any such tax return or document if required by applicable law.

(c)                                  All utilities charges, Periodic Taxes, monthly rental payments under any leases assumed by Buyer pursuant to this Agreement, security deposits, amounts prepaid or payable in respect of contracts and agreements assumed by Buyer pursuant to this Agreement and similar prepaid items and similar accrued expenses, shall be prorated between the Seller and Buyer as of 11:59 p.m. on the Closing Date, and the net amount thereof shall be paid by Buyer or Seller (as appropriate) at Closing or as soon thereafter as practicable. For the purposes of this Section 1.3(c), “Periodic Taxes” means property and similar ad valorem Taxes imposed on a periodic basis with respect to the Assets, provided, however, that Periodic Taxes shall not include any taxes based on income or receipts, or imposed in connection with the sale or other transfer of property, including for the avoidance of doubt, transfer taxes. The party that has the primary obligation to do so under applicable law shall file any tax return that is required to be filed in respect of Periodic Taxes described in this Section 1.3(c), and that party shall, subject to reimbursement from the other party pursuant to this Section 1.3(c), pay the taxes shown on such tax return. To the extent any Periodic Taxes paid by Buyer (or any refund of Periodic Taxes received by Buyer) are Seller’s responsibility, Seller (or in the case of any such refund, Buyer) shall promptly pay to Buyer (or in the case of any such refund, Seller) such amount of Periodic Taxes (or such refund of Periodic Taxes). To the extent any Periodic Taxes paid by Seller (or any refund of Periodic Taxes received by Seller) are Buyer’s responsibility, Buyer (or in the case of any such refund, Seller) shall promptly pay to Seller (or in the case of any such refund, Buyer) the amount of such Periodic Taxes (or such refund of Periodic Taxes).

2.                                      Closing. The closing of this transaction (the “Closing”) shall take place by telephone, mail, electronic mail and/or facsimile or at a location mutually agreed upon on the first Friday following satisfaction or waiver of the conditions precedent to Closing set forth in Section 6 and Section 7 of this Agreement (collectively, the “Conditions Precedent”) or at such other time or place as the parties agree, and shall be effective at 11:59 p.m. on the day of Closing; provided that Closing shall take place no later than May 31, 2013, time being of the essence, (the “Outside Closing Date”); and further provided that in the event the Conditions Precedent have not been satisfied or waived on or before the Outside Closing Date, this Agreement shall automatically and without the need for any further writing by the parties hereto, terminate effective at 12:01 a.m. on June 1, 2013. The date on which the Closing takes place is referred to herein as the “Closing Date.”

3.                                      Representations and Warranties of Seller. In order to induce Buyer to enter in this Agreement and to consummate the transactions contemplated by this Agreement, Seller represents and warrants to Buyer as of the Closing Date as follows, it being agreed that except as otherwise expressly stated herein, the use of the term “material” in this Section 3 (other than as part of the defined term Material Agreements) shall mean, as the context reasonably requires, having an effect, impact or result equal to or greater than one hundred thousand dollars ($100,000.00):

3.1                               Organization, Qualification and Authority.

(a)                                 Seller is a professional association duly organized, validly existing and in good standing under the laws of the State of Florida and is in good standing as a foreign corporation in all jurisdictions in which it conducts business or owns assets. Seller’s execution and delivery of this Agreement and each of the other Transaction Documents delivered at the Closing, and the performance by Seller of the transactions contemplated hereby and thereby, have been duly authorized by all necessary actions and proceedings of the Seller.

(b)                                 The Seller has full corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, to perform its obligations under this Agreement and each other Transaction Document, and to consummate the transactions contemplated under this Agreement and each other Transaction Document, including, without limitation, to sell and transfer the Assets and the Business pursuant to this Agreement. The Seller has taken all necessary corporate action to execute and deliver this Agreement and each other Transaction Document to which it is a party, to authorize its officers, directors and all other authorized personnel to execute and deliver this Agreement, and to execute and deliver such further documents as are necessary and proper to consummate the terms and provisions of this Agreement. This Agreement and each other Transaction Document to which the Seller is a party have been duly and validly executed and delivered by the Seller and constitute the legal, valid and binding obligations of the Seller enforceable against the Seller in accordance with the terms of the Agreement and each of the other Transaction Documents.

(c)                                  The owners of all of the issued and outstanding shares of Seller are set forth on Schedule 3.1(c). There are no outstanding agreements, options, warrants, rights, contracts, calls, puts or other agreements or commitments providing for the disposition or acquisition of any of the shares of Seller.

3.2                               Title to the Assets.

(a)                                 Seller has good and marketable title to the Assets. With regard to those Assets in which Seller possesses leasehold interests, such leasehold interests are valid and transferable (with lessor’s consent) in accordance with the terms of this Agreement, except as set forth on Schedule 3.2(a). Upon the sale, assignment, transfer and conveyance of the Assets to Buyer as contemplated under this Agreement, there will be vested in Buyer good and marketable title to all of the Assets, free and clear of all Liens other than Permitted Liens, and to Seller’s actual knowledge there are no material adverse conditions that will materially interfere with Buyer’s use of any of the Assets in connection with the provision of patient care services in the specialties of urology and radiation oncology in the same manner as the Assets are currently used by Seller.

(b)                                 Except as indicated on Schedule 3.2(b), none of the Assets is subject to any Lien other than the Permitted Liens. All Liens set forth on Schedule 3.2(b), other than the Permitted Liens have been terminated and/or released on or prior to the Closing Date.

(c)                                  Seller is not obligated to offer any individual or entity the opportunity to purchase any Assets prior to or simultaneously with offering the Buyer the opportunity to purchase the Assets that has not been expressly waived by such person or entity prior to Closing. No person or entity has a right of first refusal or a right of participation with respect to the sale of any of the Assets by Seller that has not been expressly waived by such person or entity prior to Closing.  All notices required to be provided by Seller to any individual or entity in connection with the sale of any of the Assets have been timely provided by the Seller or have been expressly waived prior to Closing and all such notices, to the extent provided, were complete and accurate.

(d)                                 Except as set forth in Schedule 3.2(d) attached hereto, as of the Closing Date, the Assets, taken as a whole, are free of material defects, in good operating condition and repair, normal wear and tear excepted, and suitable for the purposes used, are in the aggregate adequate and sufficient for the operations and conduct of the Business as currently operated, and comply with and are being operated and otherwise used in full compliance with all material laws, ordinances, statutes, regulations and other legal requirements applicable to such Assets.

3.3                               Violation of Other Instruments. Except as set forth in Schedule 3.3 attached hereto, neither the execution and delivery of this Agreement or any other Transaction Document, nor the consummation of the transactions contemplated hereby or thereby, violates: (i) any agreement of Seller, (ii) the certificate of formation or any governing documents of the Seller or (iii) to Seller’s knowledge any statute, ordinance, regulation, order, judgment or decree of any court or governmental agency or board, or conflicts with or will result in any breach or acceleration of any of the terms of or will constitute a default under or result in the termination of or the creation of any Lien pursuant to the terms of any contract or agreement to which Seller is a party or by which Seller or any of the Assets is bound. No consents, approvals or authorizations of, or filings with, any governmental authority or any other person or entity are required to be obtained by Seller in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for required consents set forth in Schedule 3.3.

3.4                               Legal Matters. Except as set forth in Schedule 3.4 attached hereto, there are no suits, actions, claims, investigations, administrative proceedings or other proceedings, criminal, civil, or quasi civil, pending or, to Seller’s knowledge, threatened by or against the Business, the Assets or Seller.

3.5                               Compliance with Applicable Law.

(a)                                 General. To Seller’s knowledge, Seller is not in material default under any, and Seller has complied in all material respects with all, statutes, ordinances, regulations, orders, judgments and decrees of any court or governmental entity or agency, applicable to Seller, the Business or the Assets, including, without limitation, all laws, statutes and regulations related or incident to the licensure, credentialing and certification of providers of professional medical services, physicians and health professionals, health and safety matters, employment and labor laws, health laws and regulations and Medicare and Medicaid regulations. Seller has not received any notification of any asserted present or past failure to comply with any of the foregoing that has not been satisfactorily responded to in the time period required thereunder.

(b)                                 Permits. Set forth in Schedule 3.5(b) attached hereto is a complete and accurate list of all licenses, certificates, permits, approvals, franchises, notices and authorizations issued by governmental entities or other regulatory authorities, federal, state or local (collectively, the “Permits”), held by Seller related to the Business. To the knowledge of Seller, the Permits set forth in Schedule 3.5(b) are all the Permits required for the conduct of the Business as currently operated. All the Permits set forth in Schedule 3.5(b) are in full force and effect in all material respects. The Seller has not engaged in any activity that, to the knowledge of Seller, would cause or permit revocation or suspension of any Permit, and no action or proceeding seeking to or contemplating the revocation or suspension of any Permit is pending or, to the knowledge of Seller, threatened. There are no existing material defaults or material events of default or events or state of facts which, with notice or lapse of time or both, would constitute a material default by the Seller under any Permit.  The Seller has no knowledge of any material default or claimed or purported or alleged material default or state of facts which with notice or lapse of time or both would constitute a material default on the part of any party in the performance of any obligation to be performed or paid by any party under any Permit.  Except as set forth in Schedule 3.5(b), the consummation of the transactions contemplated hereby and in each of the other Transaction Documents will in no way affect the \continuation, validity or the effectiveness of the Permits or require the consent of any person or entity.

(c)                                  Medicare and Medicaid. Seller and each employee of Seller is in compliance with all laws, rules and regulations of Medicare, Medicaid and other governmental health care programs, and has filed all claims and other forms in the manner prescribed by such laws, rules and regulations. Except as set forth on Schedule 3.5(c), neither the Seller nor any Seller employee has been subject to any audit relating to improper and/or fraudulent Medicare or Medicaid procedures or practices. There is no basis for any claim or request for recoupment or reimbursement from Seller or any Seller employee, or for reimbursement by Seller or any Seller employee of, any federal or state agency or instrumentality or other provider reimbursement entities relating to Medicare or Medicaid (other than routine refunds or denials of claims undertaken in the ordinary course of business).  No deficiency (either individually or in the aggregate) in any such claims, returns, invoices, cost reports and other filings, including claims for overpayments or deficiencies for late filings, has been asserted or threatened by any federal or state agency or instrumentality or other provider reimbursement entities relating to Medicare or Medicaid claims or any other third party payor and there is no basis for any claims or requests for reimbursement.

3.6                               Taxes. Seller has filed or caused to be filed on a timely basis all material federal, state, local, foreign and other tax returns, reports and declarations (collectively, “Tax Returns”) required to be filed by Seller. All Tax Returns filed by or on behalf of Seller are, to Seller’s knowledge, true, complete and correct in all material respects. Seller has paid all income, estimated, excise, franchise, gross receipts, capital stock, profits, stamp, occupation, sales, use, transfer, value added, property (whether real, personal or mixed), employment, unemployment, disability, withholding, social security, workers’ compensation and other taxes, and interest, penalties, fines, costs and assessments (collectively, “Taxes”), due and payable with respect to the periods covered by such Tax Returns (as reflected thereon). There are no tax liens on any of the properties or assets, real, personal or mixed, tangible or intangible, of Seller (other than liens for Taxes not yet due and payable). Seller has not incurred any Tax liability other than in ordinary course of business. No deficiency in taxes for any period, with respect to Seller, has been asserted by any taxing authority which remains unpaid at the Effective Date hereof (the results of any settlement being set forth on Schedule 3.6 attached hereto), and to Seller’s actual knowledge, no written inquiries or notices have been received by Seller from any taxing authority with respect to possible claims for taxes. Seller has not agreed to the extension of the statute of limitations with respect to any Tax Return or tax period. Seller has delivered to Buyer copies of the federal and state income or franchise or other type of Tax Returns filed by Seller for the years ended December 31, 2009, December 31, 2010, December 31, 2011, and December 31, 2012.

3.7                                   Agreements. Schedule 3.7 attached hereto contains a true, complete and accurate list of all those contracts and other agreements to which Seller is a party, related, in each case only to the Business or the Assets, or by or to which Seller’s assets or properties are bound or subject as such instruments relate to the Business, including without limitation, those which: (i) are for the purchase or sale of materials, supplies, equipment, inventory or services; (ii) are franchise or other royalty contracts or similar contracts material to the Business; (iii) are contracts for the grant to any person of any preferential rights to purchase any of Seller’s assets or properties; (iv) are leases of real or personal property with respect to the Business; (v) are capital or other leases relating to any Assets; (vi) are employment, personal service, or other executory contracts; or (vi) are material to the business or are contracts to be assigned to Buyer which do not fit into one of the aforementioned categories (the “Material Agreements”). The Material Agreements shall be organized on Schedule 3.7 under the following two headings: “Assigned Agreements” and “Material Agreements Not Assumed by Buyer.”

3.8                                   Fraud and Abuse; False Claims. Except as set forth and described in Schedule 3.8, Seller has not engaged in any activities that are prohibited under 42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, 1395nn, and 1396b, 31 U.S.C. § 3729-3733, and the federal Champus statute (or other federal or state statutes related to false or fraudulent claims) or the regulations promulgated thereunder pursuant to such statutes, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including but not limited to the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a fact for use in determining rights to any benefit or payment; (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; and (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (ii) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, Office, service or item for which payment may be made in whole or in part by Medicare or Medicaid. Seller has no knowledge of any facts or circumstances which could result in any claim by Medicare, Medicaid or any other Payor for any retroactive adjustments.

3.9                                  Inspections and Investigations. Except as set forth and described in Schedule 3.9: (i) no right of the Seller nor the right of any licensed professional or other individual employed by or under contract with the Seller to receive reimbursements pursuant to any government program or private non-governmental program under which the Seller directly or indirectly receives payments (“Payor Programs”) related to the Business has been terminated or otherwise adversely affected as a result of any investigation or action whether by any federal or state governmental regulatory authority or other third party; (ii) to the knowledge of Seller, neither the Business nor the Seller, has, during the past five (5) years, been the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any governmental regulatory entity, trade association, professional review organization, accrediting organization or certifying agency based upon any alleged improper activity nor has the Seller received any notice of deficiency during the past five (5) years in connection with the operations of the Business; and (iii) there are not presently any noticed outstanding deficiencies or work orders related to the Business of any governmental authority having jurisdiction over the Seller or the Business or requiring conformity to any applicable agreement, statute, regulation, ordinance or bylaw, including but not limited to, the Payor Programs. Attached as part of Schedule 3.9 are copies of all reports, correspondence, notices and other documents relating to any matter described or referenced therein.

3.10                           Rates and Reimbursement Appeals. Neither Seller nor any employee of Seller has any reimbursement or payment rate appeals, disputes or contested positions currently pending before any governmental authority or any administrator of any Payor Programs with respect to the Business.

3.11                           Insurance. Seller maintains insurance policies covering all of its respective properties and assets and the various occurrences that may reasonably arise in connection with the operation of the Business, consistent with general industry practice. Such policies are in full force and effect and all premiums due thereon prior to or on the Closing Date have been paid in full. Seller has complied with all material provisions of such policies. Such insurance is of comparable amounts and coverage as that which companies engaged in similar businesses maintain. A complete list and brief description of the insurance policies, including limits of coverage, maintained by Seller in connection with the Business is set forth in Schedule 3.11 attached hereto. Except as set forth on Schedule 3.11, no third party has filed any claim against Seller for personal injury or property damage of a kind for which liability insurance is generally available which is not fully insured, subject only to the standard deductible. All claims against Seller that are covered by insurance have been reported to the insurance carrier on a timely basis.

3.12                         Environmental Matters.

(a)                                 Except as set forth in Schedule 3.12 hereto, to the knowledge of Seller, no Hazardous Substance (as hereinafter defined) is present or at any time has been stored, treated, released, disposed of or discharged on, about, from or affecting the Offices during the period of any ownership, lease or occupancy thereof by the Seller, in any material amounts, except for products that have been used, maintained and disposed of in substantial compliance with all applicable laws, rules and regulations and all applicable manufacturer instructions, and the Seller has no actual knowledge of any liability of Seller related to the Business that is based upon or related to any environmental condition. The term “Hazardous Substance” as used in this Agreement shall include, without limitation, gasoline, oil and other petroleum products, explosives, radioactive materials and related and similar materials, and any other substance or material defined as a hazardous, toxic or polluting substance or material by any federal, state or local law, ordinance, rule or regulation, including asbestos and asbestos-containing materials.

(b)                                 Except as set forth on Schedule 3.12 hereto, neither the Seller nor to the knowledge of Seller, any prior or current owner, tenant or occupant of any part of the Offices, has received (i) any written notification or advice from or given or been required to have given any report or notice to any governmental agency or authority or any other person, firm or entity whatsoever involving the use, management, handling, transport, treatment, generation, storage, spill, escape, seepage, leakage, spillage, emission, release, discharge, remediation or clean-up of any Hazardous Substance on or about the Offices or caused by the Seller related to the Business, or (ii) any complaint, order, citation or written notice with regard to a Hazardous Substance or any other environmental health or safety matter affecting the Offices, or any business or operations conducted thereat under the federal Comprehensive Environmental Response, Compensation and Liability Act or under any other federal, state or local law, ordinance, rule or regulation.

3.13                        Brokers. Buyer shall not have any obligation to pay any fee or other compensation to any person, firm or corporation hired by, or otherwise dealt with by, Seller in connection with this Agreement and the transactions contemplated hereby, and Seller hereby agrees to indemnify and hold Buyer harmless from any liability, damage, cost or expense arising from any claim for any such fee or other compensation.

3.14                        Books and Records. The books and records of Seller are complete and correct in all material respects, have been maintained in accordance with good business practices and accurately reflect, in all material respects, the basis for the financial position and results of operations of Seller set forth in the Financial Statements. All of such books and records, including true and complete copies of all Material Agreements, have been made available for inspection by Buyer and its representatives.

3.15                        Leased Real Property. A list and description of all real property leased to or by Seller in connection with the Business or in which Seller has any interest in connection with the Business is set forth in Schedule 3.15 attached hereto (the “Leased Real Property”). The Leased Real Property is held subject to written leases or other agreements which are valid and effective in accordance with their respective terms, and, to the knowledge of Seller, there are no existing material defaults or material events of default, or events which with notice or lapse of time or both would constitute material defaults thereunder on the part of Seller. Seller has no knowledge of any default or claimed or purported or alleged default or state of facts which, with notice or lapse of time or both, would constitute a default on the part of any other party in the performance of any obligation to be performed or paid by such other party under any lease for the Leased Real Property. Seller has not received any written notice to the effect that any lease with respect to the Offices, (i) will not be renewed at the termination of the term thereof or that such lease will be renewed only at a substantially higher rent or (ii) will not be assigned or subleased to Buyer on substantially the same terms and conditions set forth in the lease as of the Effective Date.

3.16                        Financial Statements. Seller has delivered to the Buyer copies of Seller’s compiled financial statements, each with signed compilation report, for the years ended December 31, 2009, December 31, 2010, and December 31, 2011, and an unaudited preliminary financial statement for the year ending December 31, 2012 (collectively, the “Financial Statements”). Except for the variations expressly noted in Schedule 3.16 hereto, all of the Financial Statements have been prepared from the financial records of the Seller in accordance with the income tax basis of accounting, consistently applied and fairly present the financial condition of the Seller, as at their respective dates and the respective results of the operations of the Seller, for the periods covered thereby, except that the Financial Statements do not contain disclosures required by the income tax basis of accounting. The Financial Statements do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein, and include all adjustments necessary for such fair presentation.

3.17                           Offices.

(a)                                  The buildings, appurtenances and fixtures comprising the Offices, taken as a whole, are in good operating condition, normal wear and tear excepted, and are in the aggregate sufficient to satisfy the current business activities as conducted there.

(b)                                 Each of the Offices: (i) has direct access to public roads or access to public roads by means of a perpetual access easement, such access being sufficient to satisfy the current and reasonably anticipated transportation requirements of the Business as presently conducted at such parcel; and (ii) are served by all utilities in such quantity and quality as are sufficient to satisfy the current sales levels and business activities as conducted at such locations.

(c)                                  The Seller has received no written notice of any condemnation proceeding or special assessment with respect to any portion of the Office or any access thereto, and, to the knowledge of Seller, no proceedings or special assessments are contemplated or pending by any governmental or regulatory authority.

3.18                         Employees. Set forth in Schedule 3.18 is a list of all employees of Seller and their respective positions, job categories, salaries and accrued benefits. Except as set forth in Schedule 3.18, the transactions contemplated by this Agreement will not result in any liability for severance pay to any employee or independent contractor of the Seller. Except as set forth in Schedule 3.18, the Seller has not informed any employee or independent contractor providing services to the Seller that such person will receive any increase in compensation or benefits or any ownership interest in the Seller as a result of the transactions contemplated hereby.

3.19                           Labor Relations. There have been no material violations of any federal, state or local statutes, laws, ordinances, rules, regulations, orders or directives with respect to the employment of individuals by, or the employment practices or work conditions of, Seller, or the terms and conditions of employment, wages and hours. Seller is not engaged in any material unfair labor practice or other unlawful employment practice and there are no outstanding charges of unfair labor practices or other employee-related complaints pending or, to the knowledge of Seller, threatened against Seller before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Review Commission, the DOL or any other federal, state, local or other governmental authority. There is no strike, picketing, slowdown or work stoppage or organizational attempt pending or, to the knowledge of Seller, threatened against or involving any or the Business. No union or collective bargaining unit or other labor organization has ever been certified or recognized by Seller as the representative of any of the employees of Seller.

3.20                        Absence of Undisclosed Liabilities. Seller has no material liabilities or other obligations of any nature arising out of or relating to the Business or the Assets except as otherwise disclosed herein or as reflected on the Seller’s financial statements previously delivered to the Buyer, and liabilities and obligations incurred in the ordinary course of business since the date thereof.

3.21                        True and Correct Representations and Warranties and Statements of Facts. No representation or warranty made by Seller in this Agreement is false or inaccurate in any material respect, and no statement of material fact made by Seller herein contains any untrue statement of material fact or omits to state any material fact of which Seller is aware that is necessary in order to make the statement not misleading in any material respect.

4.                                      Representations and Warranties of Buyer. In order to induce Seller and the Principals to enter in this Agreement and to consummate the transactions contemplated by this Agreement, Buyer represents and warrants to Seller and the Principals as of the Closing Date, the following, it being agreed that except as otherwise expressly stated herein, the use of the term “material” in this Section 4 shall mean, as the context reasonably requires, having an effect, impact or result equal to or greater than one million dollars ($1,000,000.00):

4.1                               Legal Status. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida and is in good standing as a foreign limited liability company in all jurisdictions in which it conducts business or owns assets. Buyer’s execution and delivery of this Agreement and each of the other Transaction Documents and the performance by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary actions and proceedings. This Agreement and each of the other Transaction Documents executed and delivered by the Seller at Closing are valid and legally binding upon the Buyer and are enforceable against the Buyer in accordance with their terms. Buyer has full limited liability company power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, to perform its obligations under this Agreement and each other Transaction Document, and to consummate the transactions contemplated under this Agreement and each other Transaction Document. The Buyer has taken all necessary limited liability company action to execute and deliver this Agreement and each other Transaction Document to which it is a party, to authorize its officers to execute and deliver this Agreement, and to execute and deliver such further documents as are necessary and proper to consummate the terms and provisions of this Agreement. The execution and delivery by the Buyer of this Agreement and each other Transaction Document to which it is a party, and the performance by the Buyer of its obligations hereunder and thereunder, have been duly and validly authorized by the Buyer. This Agreement and each other Transaction Document to which the Buyer is a party have been duly and validly executed and delivered by the Buyer and constitute the legal, valid and binding obligations of the Buyer enforceable against the Buyer in accordance with the terms of the Agreement and each of the other Transaction Documents.

4.2                                Legal Matters. Except as set forth in Schedule 4.2 attached hereto, there are no suits, actions, claims, investigations, administrative proceedings or other proceedings, criminal, civil, or quasi civil, pending or, to Buyer’s knowledge, threatened by or against the Buyer, its business or assets. To Buyer’s knowledge, Buyer is not in material default under any, and Buyer has complied in all material respects with all, statutes, ordinances, regulations, orders, judgments and decrees of any court or governmental entity or agency, applicable to the Buyer, the Business, or the Assets.

4.3                                Compliance with Applicable Law.

(a)                                 General. Buyer is not default under any, and Buyer has complied in all material respects with all, statutes, ordinances, regulations, orders, judgments and decrees of any court or governmental entity or agency, applicable to Buyer, its business or assets, including, without limitation, all laws, statutes and regulations related or incident to the licensure, credentialing and certification of providers of professional medical services, physicians and health professionals, health and safety matters, employment and labor laws, health laws and regulations and Medicare and Medicaid regulations. Buyer has not received any notification of any asserted present or past failure to comply with any of the foregoing that has not been satisfactorily responded to in the time period required thereunder.

(b)                                 Permits. To the knowledge of Buyer, Buyer has and maintains all licenses, certificates, permits, approvals, franchises, notices and authorizations issued by governmental entities or other regulatory authorities, federal, state or local required for the conduct of Buyer’s business as currently operated (collectively, “Buyer’s Permits”). All Buyer’s Permits are in full force and effect in all material respects. Buyer has not engaged in any activity that, to the knowledge of Buyer, would cause or permit revocation or suspension of any Buyer’s Permit, and no action or proceeding seeking to or contemplating the revocation or suspension of any such Buyer’s Permit is pending or, to the knowledge of Buyer, threatened. There are no existing material defaults or material events of default or events or state of facts which, with notice or lapse of time or both, would constitute a material default by the Buyer under any Buyer’s Permit. Buyer has no knowledge of any material default or claimed or purported or alleged material default or state of facts which with notice or lapse of time or both would constitute a material default on the part of any party in the performance of any obligation to be performed or paid by any party under any Buyer’s Permit. The consummation of the transactions contemplated hereby and in each of the other Transaction Documents will in no way affect the continuation, validity or the effectiveness of Buyer’s Permits or require the consent of any person or entity.

(c)                                  Medicare and Medicaid. Buyer and each employee of Buyer is in compliance with all laws, rules and regulations of Medicare, Medicaid and other governmental health care programs, and has filed all claims and other forms in the manner prescribed by such laws, rules and regulations. Except as set forth on Schedule 4.3(c), neither the Buyer nor any Buyer employee has been subject to any audit relating to improper and/or fraudulent Medicare or Medicaid procedures or practices. There is no basis for any claim or request for recoupment or reimbursement from Buyer or any Buyer employee, or for reimbursement by Buyer or any Buyer employee of, any federal or state agency or instrumentality or other provider reimbursement entities relating to Medicare or Medicaid (other than routine refunds or denials of claims undertaken in the ordinary course of business). No deficiency (either individually or in the aggregate) in any such claims, returns, invoices, cost reports and other filings, including claims for overpayments or deficiencies for late filings, has been asserted or threatened by any federal or state agency or instrumentality or other provider reimbursement entities relating to Medicare or Medicaid claims or any other third party payor and there is no basis for any claims or requests for reimbursement.

4.4                               Taxes. Buyer has filed or caused to be filed on a timely basis all Tax Returns required to be filed by Buyer. All Tax Returns filed by or on behalf of Buyer are, to Buyer’s knowledge, true, complete and correct in all respects. Buyer has paid Taxes due and payable with respect to the periods covered by such Tax Returns (as reflected thereon). There are no tax liens on any of the properties or assets, real, personal or mixed, tangible or intangible, of Buyer. Buyer has not incurred any Tax liability other than in the ordinary course of business. No deficiency in taxes for any period, with respect to Buyer, has been asserted by any taxing authority which remains unpaid at the Effective Date hereof (the results of any settlement being set forth on Schedule 4.4 attached hereto), and, to Buyer’s actual knowledge, no written inquiries or notices have been received by Buyer from any taxing authority with respect to possible claims for taxes. Buyer has not agreed to the extension of the statute of limitations with respect to any Tax Return or tax period, other than the tax year ended December 31, 2008 which has been extended to December 31, 2013 for federal income tax purposes.

4.5                                   Fraud and Abuse; False Claims. Except as set forth and described in Schedule 4.5, Buyer has not engaged in any activities that are prohibited under 42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, 1395nn, and 1396b, 31 U.S.C. § 3729-3733, and the federal Champus statute (or other federal or state statutes related to false or fraudulent claims) or the regulations promulgated thereunder pursuant to such statutes, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including but not limited to the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a fact for use in determining rights to any benefit or payment; (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; and (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (ii) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, office, service or item for which payment may be made in whole or in part by Medicare or Medicaid. Buyer has no knowledge of any facts or circumstances which could result in any claim by Medicare, Medicaid or any other Payor for any retroactive adjustments.

4.6                               Inspections and Investigations. Except as set forth and described in Schedule 4.6: (i) no right of the Buyer nor the right of any licensed professional or other individual employed by or under contract with the Buyer to receive reimbursements pursuant to any Payor Programs related to its business has been terminated or otherwise adversely affected as a result of any investigation or action whether by any federal or state governmental regulatory authority or other third party; (ii) to the knowledge of Buyer, neither its business nor Buyer, has, during the past five (5) years, been the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any governmental regulatory entity, trade association, professional review organization, accrediting organization or certifying agency based upon any alleged improper activity nor has Buyer received any notice of deficiency during the past five (5) years in connection with the operations of its business; and (iii) there are not presently any noticed outstanding deficiencies or work orders related to Buyer’s business of any governmental authority having jurisdiction over Buyer or its business or requiring conformity to any applicable agreement, statute, regulation, ordinance or bylaw, including but not limited to, the Payor Programs. Attached as part of Schedule 4.6 are copies of all reports, correspondence, notices and other documents relating to any matter described or referenced therein.

4.7                                  Financial Statements. Buyer has delivered to Seller and the Principals copies of Buyer’s unaudited financial statements for the years ended December 31, 2009, December 31, 2010 and December 31, 2011 (collectively, the “Buyer Financial Statements”). Except for the variations expressly noted in Schedule 4.7 hereto, all of the Buyer Financial Statements have been prepared from the financial records of the Buyer in accordance with the accrual basis of accounting, consistently applied and fairly present the financial condition of Buyer, as at their respective dates and the respective results of the operations of Buyer, for the periods covered thereby. The Buyer Financial Statements do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein, and include all adjustments necessary for such fair presentation.

4.8                               Brokers. Seller shall have no obligation to pay any fee or other compensation to any person, firm or corporation hired by, or otherwise retained by, Buyer in connection with this Agreement and the transactions contemplated hereby, and Buyer hereby agrees to indemnify and hold Seller harmless from any liability, damage, cost or expense arising from any claim for any such fee or other compensation.

4.9                               Absence of Undisclosed Liabilities. Buyer has no material liabilities or other obligations of any nature except as otherwise disclosed herein or as reflected on the Buyer Financial Statements, and liabilities and obligations incurred in the ordinary course of business since the date thereof.

4.10                        True and Correct Representations and Warranties and Statements of Facts. No representation or warranty made by Buyer in this Agreement is false or inaccurate in any material respect, and no statement of material fact made by Buyer herein contains any untrue statement of material fact or omits to state any material fact of which Buyer is aware that is necessary in order to make the statement not misleading in any material respect.

4.11                        No Outside Reliance. Notwithstanding anything contained in this Agreement Buyer acknowledges and agrees that none of Seller, the Principals or any of their affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the Assets, the Business or the Assigned Agreements. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules hereto or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” or reviewed by Seller) or management presentations that have been or shall hereafter be provided to Buyer or any of its affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Seller or the Principals, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in this Agreement.

4.12                        Investigation by Buyer. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its acquisition of the Assets and the Business and its participation in the transactions contemplated hereby. Buyer confirms that the Seller has made available to Buyer and Buyer’s representatives the opportunity to ask questions of the officers and management employees of Seller as well as access to the documents, information and records of the Seller and to acquire additional information about the business and financial condition of the Seller, the Assets and the Business, and Buyer confirms that it has made an independent investigation, analysis and evaluation of the Seller, the Assets and the Business and the related financial condition, documents, information and records.

5.                                      Delivery of Documents.

5.1                               Delivery of Buyer’s Documents. At the Closing, Buyer shall deliver to Seller the following documents, any of which may be waived by Seller in its discretion:

(a)                                 certified copies of the written authorization of Buyer authorizing the purchase of the Assets pursuant hereto, the execution and delivery of this Agreement and all other documents delivered in connection herewith by officers of Buyer and the performance by Buyer of its obligations hereunder and thereunder in accordance with the terms of this Agreement and a certificate of Buyer dated as of the Closing Date confirming that such written authorization remains in full force and effect as of such date and confirming the authority of the individuals signing the Transaction Documents (“Buyer’s Officer’s Certificate”) and such other documents on behalf of Buyer as Seller may reasonably request, all of which shall be in a form reasonably acceptable to Seller;

(b)                                 the Closing Payment;

(c)                                  the Promissory Note executed by Buyer;

(d)                                 the Assignment and Assumption Agreement executed by Buyer with respect to all Assigned Agreements and Assumed Liabilities;

(e)                                  the Employee Lease Agreement attached hereto as Exhibit 5.1(e) executed by Buyer (the “Employee Lease Agreement”);

(f)                                   the Assignment and Joinder of Master Lease for the Master Lease Offices in a form reasonably acceptable to Buyer, Seller and the landlord, executed by Buyer (the “Master Lease Assignment”);

(g)                                  assignments of each of the leases for the Non-Master Lease Offices in a form reasonably acceptable to Buyer and Seller, executed by Buyer (collectively, the “Non-Master Lease Assignments”);

(h)                                 the Employment Agreement between Buyer and William M. Figlesthaler, M.D. attached hereto as Exhibit 5.1(h) executed by Buyer (the “Figlesthaler Employment Agreement”);

(i)                                     the Employment Agreement between Buyer and Earl J. Gurevitch, M.D. attached hereto as Exhibit 5.1(i) executed by Buyer (the “Gurevitch Employment Agreement”);

(j)                                    the Employment Agreement between Buyer and Steven W. Luke, M.D. attached hereto as Exhibit 5.1(j) executed by Buyer (the “Luke Employment Agreement”);

(k)                                 the Employment Agreement between Buyer and Michael F. D’Angelo, M.D. attached hereto as Exhibit 5.l(k) executed by Buyer (the “D’Angelo Employment Agreement”);

(1)                                 the Employment Agreement between Buyer and Jonathan Jay, M.D. attached hereto as Exhibit 5.1(l) executed by Buyer (the “Jay Employment Agreement”);

(m)                             the Employment Agreement between Buyer and Rolando Rivera, M.D. attached hereto as Exhibit 5.1(m) executed by Buyer (the “Rivera Employment Agreement”);

(n)                                 the Employment Agreement between Buyer and David S. Harris, M.D. attached hereto as Exhibit 5.1(n) executed by Buyer (the “Harris Employment Agreement”);

(o)                                 the Employment Agreement between Buyer and Carolyn F. Langford, D.O. attached hereto as Exhibit 5.l(o) executed by Buyer (the “Langford Employment Agreement”);

(p)                                 the Employment Agreement between Buyer and David Wilkinson, M.D. attached hereto as Exhibit 5.1(p) executed by Buyer (the “Wilkinson Employment Agreement”). The Employment Agreements defined in Sections 5.1(h)-(p) are sometimes referred to herein as the “Principal Employment Agreements”;

(q)                                  the Employment Agreement and the Non Competition and Non Solicitation Agreement between Buyer and Randall Clark, M.D. attached hereto as Exhibit 5.1(q), each executed by Buyer (collectively, the “Clark Employment Agreement”);

(r)                                    the Employment Agreement and the Non Competition and Non Solicitation Agreement between Buyer and Stuart M. Bergman, M.D. attached hereto as Exhibit 5.1(r), each executed by Buyer (collectively, the “Bergman Employment Agreement”);

(s)                                   the Employment Agreement and the Non Competition and Non Solicitation Agreement between Buyer and E. Richard Grieco, M.D., attached hereto as Exhibit 5.1(s), each executed by Buyer (collectively, the “Grieco Employment Agreement”);

(t)                                     the Employment Agreement and the Non Competition and Non Solicitation Agreement between Buyer and John W. Tillet, M.D. attached hereto as Exhibit 5.1(t), each executed by Buyer (collectively, the “Tillet Employment Agreement”);

(u)                                  the Employment Agreement and the Non Competition and Non Solicitation Agreement between Buyer and Kevah Besharat, M.D. attached hereto as Exhibit 5.1(u), each executed by Buyer (collectively, the “Besharat Employment Agreement”);

(v)                                  the Employment Agreement and the Non Competition and Non Solicitation Agreement between Buyer and David Buser, M.D. attached hereto as Exhibit 5.1(v), each executed by Buyer (collectively, the “Buser Employment Agreement”);

(w)                               the Employment Agreement and the Non Competition and Non Solicitation Agreement between Buyer and Timothy Kerwin, M.D. attached hereto as Exhibit 5.1(w), each executed by Buyer (collectively, the “Kerwin Employment Agreement”);

(x)                                 the Employment Agreement and the Non Competition and Non Solicitation Agreement between Buyer and Nicolas G. Zouain, M.D. attached hereto as Exhibit 5.1(x), each executed by Buyer (collectively, the “Zouain Employment Agreement”);

(y)                                 the Equipment Lease and Sublease by and between Buyer (as lessor) and Seller (as lessee) for those Assets consisting of equipment used in the performance of medical oncology services, in a form reasonably acceptable to Buyer and Seller, (the “Equipment Sublease”), executed by Buyer; and

(z)                                  an indemnification agreement (the “Indemnification Agreement”) in favor of Seller and Surgery Center (defined below), in a form reasonably acceptable to Seller and Buyer, whereby (A) Buyer and its parent company Radiation Therapy Services, Inc. (“RTS”) shall jointly and severally indemnify Seller, the Principals and Surgery Center for all obligations arising under or with respect to the Master Lease, from and after the Closing Date, for monetary obligations of Buyer under the Master Lease that Buyer fails to timely pay, (B) Buyer and RTS shall jointly and severally indemnify Seller and the Principals for all obligations arising under or with respect to all losses, claims, damages, expenses (including reasonable attorneys fees) incurred by Seller and/or the Principals after Closing arising from obligations of Seller and/or the Principals under Assigned Agreements related to equipment leases identified in the Indemnification Agreement with respect to which Seller and/or the Principals are not released prior to Closing and (C) Buyer and RTS unconditionally undertake to cause the refinancing and complete release of Seller and or the Principals from all obligations under such Assigned Agreements on or before December 31, 2013.

5.2                               Delivery of Seller’s Documents. At the Closing, Seller shall deliver to Buyer the following documents, any of which may be waived by the Buyer in its discretion:

(a)                                 certified copies of the written authorization of Seller authorizing the sale of the Assets pursuant hereto, the execution and delivery of this Agreement and all other documents delivered in connection herewith by officers of Seller and the performance by Seller of its obligations hereunder and thereunder in accordance with the terms of this Agreement and a certificate of Seller dated as of the Closing Date confirming that such written authorization remains in full force and effect as of such date and confirming the authority of the individuals signing the Transaction Documents (“Seller’s Officer’s Certificate”) and such other documents on behalf of Seller as Buyer may reasonably request, all in a form reasonably acceptable to Buyer, including without limitation express waivers of any restrictive covenants against any Principal in favor of Seller, together with the true signatures of such individuals;

(b)                                 the Bill of Sale executed by Seller;

(c)                                  the Assignment and Assumption Agreement executed by Seller;

(d)                                 the Employee Lease Agreement executed by Seller;

(e)                                  the Master Lease Assignment executed by Seller and the landlord under the Master Lease;

(f)                                   the Non-Master Lease Assignments executed by Seller (and some landlords under the applicable leases);

(g)                                   an estoppel certificate executed by the landlord under the Master Lease in a form reasonably acceptable to Buyer and confirming, without limitation, that there are no existing or pending defaults under the Master Lease, further provided however that if Seller is unable to deliver same at Closing despite commercially reasonable efforts, Seller shall continue to use commercially reasonable efforts after Closing to deliver same, or equivalent assurances with respect to the status of the Master Lease and the Non-Master Leases (exclusive of the Marco Island Office);

(h)                                 a subordination, non-disturbance and attornment agreement or supplement to the existing subordination, non-disturbance and attornment agreement with respect to the Master Lease, confirming that Buyer is entitled to the benefits of such agreement by virtue of the Assignment of Master Lease, in a form reasonably acceptable to Buyer and the applicable lender;

(i)                                     an indemnification agreement in favor of Buyer from Specialists in Urology Surgery Center, LLC, a Florida limited liability company (“Surgery Center”), in a form reasonably acceptable to Buyer whereby Surgery Center shall indemnify Buyer for all obligations arising under and with respect to the Master Lease, from and after the Closing Date, for (A) monetary obligations under the Master Lease that cause the SIU Division (as defined in the Principal Employment Agreements) to have expenses in excess of such Net Revenues (as defined in the Principal Employment Agreements), provided that such excess of expenses over Net Revenues is not caused by the breach by Buyer of one or more of the Principal Employment Agreements, and (B) all losses, claims, damages, expenses (including reasonable attorneys fees) incurred by Buyer as a result of any act or omission of Surgery Center (the “Surgery Center Indemnity”) under or with respect to Surgery Center’s obligations under the Master Lease;

(j)                                    the Figlesthaler Employment Agreement executed by William M. Figlesthaler, M.D.;

(k)                                 the Gurevitch Employment Agreement executed by Earl J. Gurevitch, M.D.;

(1)                                 the Luke Employment Agreement executed by Steven W. Luke, M.D.;

(m)                             the D’Angelo Employment Agreement executed by Michael F. D’Angelo, M.D.;

(n)                                 the Jay Employment Agreement executed by Jonathan Jay, M.D.;

(o)                                 the Rivera Employment Agreement executed by Rolando Rivera, M.D.;

(p)                                 the Harris Employment Agreement executed by David S. Harris, M.D.;

(q)                                 the Langford Employment Agreement executed by Carolyn F. Langford, D.O.;

(r)                                    the Wilkinson Employment Agreement executed by David Wilkinson, M.D.;

(s)                                   the Clark Employment Agreement executed by Randall Clark, M.D.

(t)                                    the Bergman Employment Agreement executed by Stuart M. Bergman, M.D.

(u)                                 the Grieco Employment Agreement executed by E. Richard Grieco, M.D.

(v)                                 the Tillet Employment Agreement executed by John W. Tillet, M.D.

(w)                               the Besharat Employment Agreement executed by Kevah Besharat, M.D.;

(x)                                 the Buser Employment Agreement executed by David Buser, M.D.;

(y)                                 the Kerwin Employment Agreement executed by Timothy Kerwin, M.D.;

(z)                                  the Zouain Employment Agreement executed by Nicolas G. Zouain, M.D.;

(aa)                          the Equipment Sublease executed by Seller;

(bb)                          with respect to the Seller’s Trade Name and Logo, the execution by Seller of documentation canceling Seller’s ownership and termination thereof, except as otherwise contemplated hereby;

(cc)                            UCC-3 termination statements authorized for filing by all secured parties under any Liens (other than Permitted Liens);

(dd)                          evidence reasonably acceptable to Buyer of (i) the current status of Case No 12-CA-4155 filed November 15, 2012 by the Estate of Jonathan Lee Custinger

against Seller in the Collier County, Florida Circuit Court, and (ii) the dismissal of Case No 12-CA-3561 filed September 28, 2012 by Annette O. Theis against Seller in the Collier County, Florida Circuit Court; and

(ee)                            written waivers from Seller with respect to any restrictive covenants otherwise placed on those physicians that are executing an employment agreement with Buyer at Closing pursuant to the terms of this Agreement.

5.3                               Third Party Consents. Notwithstanding any other provision of this Agreement, the provisions of this Section 5.3 shall not be applicable to the Assigned Agreements identified in the Indemnification Agreement. The parties acknowledge that certain of the Material Agreements and the rights and benefits thereunder may not, by their terms, be assignable without consent of third parties. This Agreement shall not constitute an agreement to assign any such Material Agreement and Buyer shall not be deemed to have assumed the same or to be required to perform any obligations thereunder, if an attempted assignment thereof, without the consent of a third party thereto would constitute a breach thereof or in any way affect the rights of Seller or Buyer under any such Material Agreement. In such event, Seller shall cooperate with Buyer and use commercially reasonable efforts to provide for Buyer all benefits to which Seller is entitled under such Material Agreement; provided however, that as to any Assigned Agreement set forth on Schedule 3.6, the assignment of which by its terms requires the prior written consent of any third party thereto, in the event such consent is not obtained within thirty (30) days following the Closing Date (i) Buyer shall have the right to refuse assignment of such Material Agreement and (ii) Seller shall have no further obligations to Buyer with respect thereto and may terminate or take any other action with respect to such Assigned Agreement without any liability to Buyer.

6.                                      Conditions Precedent to the Obligations of Buyer. The obligations of Buyer to enter into and complete the transaction contemplated by this Agreement and each of the other Transaction Documents is subject to the receipt by Buyer at Closing of the delivery of all of Seller’s Documents as provided in Section 5.2 and fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Buyer in its sole discretion:

6.1                               Authority and Third Party Consents. Seller and Buyer shall have obtained the consent of (i) all secured parties under the Permitted Liens to the assignment by Seller and assumption by Buyer of the agreements secured by the Permitted Liens, and (ii) the landlord under the Master Lease to the Master Lease Assignment.

6.2                               Litigation. No action, suit or proceeding shall have been instituted before any court or governmental agency or regulatory body or instituted or threatened by any governmental or regulatory body to restrain or prevent the carrying out of the transactions contemplated hereby or to seek damages in connection with such transactions.

7.                                      Conditions Precedent to the Obligations of Seller. The obligations of Seller to enter into and complete the transaction contemplated by this Agreement and each of the other Transaction Documents is subject to the receipt by Seller at Closing of the delivery of all of Buyer’s Documents as provided in Section 5.1 and the fulfillment on or prior to the Closing

Date of the following conditions, any one or more of which may be waived by Seller in its sole discretion:

7.1                               Authority and Third Party Consents. Seller and Buyer shall have obtained the consent of (i) all secured parties under the Permitted Liens to the assignment by Seller and assumption by Buyer of the agreements secured by the Permitted Liens, and (ii) the landlord under the Master Lease to the Master Lease Assignment.

7.2                               Litigation. No action, suit or proceeding shall have been instituted before any court or governmental agency or regulatory body or instituted or threatened by any governmental or regulatory body to restrain or prevent the carrying out of the transactions contemplated hereby or to seek damages in connection with such transactions.

8.                                      Non-Compete and Non-Solicitation.

8.1                               Restrictive Covenants. Subject to the provisions of Section 8.3, for a period of sixty (60) months following the Closing, Seller agrees that it shall not permit any person or entity, directly or indirectly controlled by Seller to, directly or indirectly (including through ownership, management, operation or control of any other person or entity, or participation in the ownership, management, operation or control of any other person or entity, or by being connected with or having any interest in, as a stockholder, agent, consultant or partner, any other person or entity):

(a)                                 engage in the ownership, operation, control or management of radiation oncology facilities or otherwise engage in the provision of radiation oncology services (whether as a separate business or in conjunction with each other or with any business or practice) (a “Competing Business”) within Lee County, Florida, Charlotte County, Florida or Collier County, Florida (collectively, the “Service Area”), provided that the business conducted by Buyer or its affiliates after the Closing shall not be deemed a Competing Business;

(b)                                 have any interest, whether as owner, stockholder, member, partner, director, officer, consultant or otherwise, in any Competing Business in the Service Area; provided, however, that the foregoing restriction shall not prevent such person or entity from owning stock in any Competing Business listed on a national securities exchange or traded in the over-the-counter market; provided that such person or entity does not own more than an aggregate of five percent (5%) of the stock of such entity;

(c)                                     engage in the ownership, operation or management of urology facilities or otherwise engage in any manner in the provision of urology services (whether as a sole practitioner, an employee, independent contractor or otherwise or as a separate business or in conjunction with each other or with any business, practice or hospital) (a “Urology Competing Business”) within the Service Area;

(d)                                 have any interest, whether as owner, stockholder, member, partner, director, officer, employee, consultant or otherwise, in any Urology Competing Business within the Service Area, provided, however, that the foregoing restriction shall not prevent such person or entity from owning stock in any Urology Competing Business listed on a national securities exchange or traded in the over-the-counter market; provided that such person or entity does not own more than an aggregate of five percent (5%) of the stock of such entity;

(e)                                  counsel, solicit, or attempt to induce any person employed or otherwise engaged by Buyer (or any of its affiliated or related companies) in the Service Area, whether that person is a full-time physician, part-time physician, or independent contractor, to terminate his or her employment or retention with Buyer; or

(f)                                   employ any person employed or retained by Buyer (or any of its affiliated or related companies) in the Service Area, whether that person is a full-time physician, part-time physician, or independent contractor, unless such person’s employment or retention by Buyer has been previously terminated.

8.2                               Remedies. Seller acknowledges that the restrictive covenants contained herein have unique value to Buyer, the breach of which cannot be adequately compensated in an action of law. Seller further agrees that, in the event of the breach of the restrictive covenants contained herein, Buyer shall be entitled to seek appropriate equitable relief, including, without limitation, a permanent injunction or similar court order enjoining Seller from violating any of such provisions, and that pending the hearing and the decision on the application for permanent equitable relief, Buyer shall be entitled to seek a temporary restraining order and a preliminary injunction. The prevailing party shall be entitled to reimbursement from the other party of its reasonable costs and expenses (including attorneys’ fees and disbursements) of, or related to, such action or proceeding. No such remedy shall be construed to be the exclusive remedy of Buyer and any and all such remedies shall be held and construed to be cumulative and not exclusive of any rights or remedies, whether at law or in equity, otherwise available under the terms of this Agreement, at common law, or under federal, state or local statutes, rules and regulations.

8.3                               Early Termination of Restrictive Covenants. The covenants of Seller provided in Section 8.l (a) and (b) shall immediately terminate if Buyer ceases to own a Competing Business within the Service Area. The covenants of Seller provided in Section 8.1(c) and (d) shall immediately terminate if Buyer ceases to own a Urology Competing Business within the Service Area. The covenants of Seller provided in Sections 8.l (e) and (f) shall immediately terminate if Seller ceases to own a Competing Business and a Urology Competing Business within the Service Area.

9.                                      Indemnification.

9.1                               Indemnification of Buyer  Subject to the limitations provided in this Agreement, from and after the Closing Seller and each Principal hereby agrees to indemnify and hold harmless Buyer and its respective officers, directors, members, employees, agents, representatives and affiliates from and against all claims, suits, obligations, liabilities, damages and expenses, including, without limitation, reasonable attorneys’ fees (“Losses”), based upon, arising out of or resulting from:

(a)                                 any breach of Seller’s representations or warranties contained herein or in any Transaction Document;

(b)                                 any breach of Seller’s covenants or agreements contained herein or in any Transaction Document;

(c)                                  any obligation, contract or liability of Seller not constituting one of the Assumed Liabilities;

(d)                                 any and all claims of any third party for alleged liabilities or obligations of Seller related to or occurring during the period prior to the Closing, other than those specifically assumed by Buyer hereunder as Assumed Liabilities;

(e)                                  any and all claims of any third party, including without limitation, any interest holder in Seller, related to the distribution of all or any portion of the Purchase Price paid to Seller;

(f)                                      any and all claims arising out of the assignment by Seller of any Non-Master Lease without the prior consent of the applicable landlord thereunder;

(g)                                  any and all claims brought by any employee of Seller relating to periods prior to the Closing; and

(h)                                 any and all Losses incurred in attempting to oppose the imposition thereof, or in enforcing this indemnity.

9.2                               Indemnification of Seller. Subject to the limitations provided in this Agreement, from and after the Closing Buyer hereby agrees to indemnify and hold harmless Seller, each Principal and their respective officers, directors, employees, agents, representatives and affiliates from and against all Losses based upon, arising out of or resulting from:

(a)                                 any breach of any of Buyer’s representations and warranties, contained herein or in any Transaction Document;

(b)                                 any breach of any of any of Buyer’s covenants or agreements contained herein or in any Transaction Document;

(c)                                  any obligation, contract or liability constituting one of the Assumed Liabilities;

(d)                                    any and all claims of any third party for alleged liabilities or obligations of the Buyer related to or occurring during the period after the Closing;

(e)                                     any and all claims brought by any employee of Buyer relating to the periods after the Closing; and

(f)                                      any and all Losses incurred in attempting to oppose the imposition thereof, or in enforcing this indemnity.

9.3                               Limitation on Indemnification Obligations. No party shall be entitled to indemnification pursuant to Section 9.1(a) or Section 9.2(a) until the aggregate dollar amount of all Losses indemnifiable thereunder exceeds $100,000, and then only to the extent of such excess. The aggregate amount of all Losses for which any party shall be entitled to indemnification shall not exceed $20,000,000. Notwithstanding anything contained in this Agreement, the indemnification provisions of this Section 9 shall expire with respect to any representation, warranty, covenant or agreement upon termination of the survival period for such representation, warranty, covenant or agreement as provided in Section 12, and any claims for indemnification which are not asserted prior to such date shall be forfeited; provided, however, that such indemnification obligations with respect to any claim for indemnification asserted in writing to the indemnifying party prior to the termination of the applicable survival period shall survive until such claim is either resolved or satisfied.

9.4                               Losses. The amount of “Loss” for which any indemnified party is entitled to indemnification hereunder shall be reduced by any portion of such Losses for which such indemnified party recovers against an insurance policy or against any third party other than pursuant to this Agreement. Any indemnification payments made under this Section 9 and, without duplication to any other provision of this Agreement, any other amounts offset against the Promissory Note shall be treated as an adjustment to the Purchase Price. If an amount with respect to which any indemnity claim is made under this Section 9 gives rise to a net overall tax benefit (including but not limited to reductions in depreciation and/or amortization expense) to the party making the claim, the indemnity payment (including any offset against the Promissory Note) shall be reduced by the amount of the tax benefit realized by such party.

9.5                               Notice and Opportunity to Defend. If any party (the “Indemnitee”) receives notice of any claim or the commencement of any action or proceeding with respect to which any other party is obligated to provide indemnification (the “Indemnifying Party”) pursuant to Section 9.1 or 9.2, the Indemnitee shall promptly, (and in any event within five (5) business days after receiving notice of the claim) give the Indemnifying Party notice thereof; provided, however, that the failure to deliver such notice shall not be a condition precedent to any liability of the Indemnifying Party under the provisions for indemnification contained in this Agreement except to the extent the failure to deliver such notice prejudices the Indemnifying Party’s ability to defend such proceeding. The Indemnifying Party may compromise and defend, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any such matter involving the asserted liability of the Indemnitee. In any event, the Indemnitee, the Indemnifying Party and the Indemnifying Party’s counsel shall cooperate in the compromise of, or defense against, any such asserted liability; provided, however, that Indemnitee shall not compromise or settle any such matter without Indemnifying Party’s prior written consent. The Indemnitee, at its own expense, can choose to have its counsel participate in the defense of such asserted liability, provided, however, the Indemnifying Party’s counsel shall control such defense. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate to such defense.

9.6                               Payment. The Indemnifying Party shall pay the Indemnitee the amount of established claims for indemnification within thirty (30) days after the establishment thereof (the “Due Date”). Any amounts not paid by the Indemnifying Party when due under this Section 9.6 shall bear interest from the due date thereof until the date paid at a rate equal to three (3) points above the interest announced from time to time by Citibank, N.A. as its prime or base rate of interest. Notwithstanding the foregoing, if the Indemnifying Party shall be Seller, then the amount of the established claims for indemnification shall first be subject to offset against Buyer’s obligation to make Post-Closing Payments pursuant to the Promissory Note, and shall be applied against the next installment otherwise then due under the Promissory Note; further provided that if at the time that any installment under the Promissory Note is otherwise due, Buyer shall have the right to withhold all or a portion of such payment to the extent that any matter for which Seller is required to indemnify Buyer shall be in dispute or not yet agreed by the parties. If there remains any amount still due after the full amount of the Promissory Note has been offset by established claims for indemnification (which remaining amount, if any, shall bear interest from when due at a rate equal to the London Interbank Offered Rate (LIBOR) minus one percent (1%)), then the Seller shall make an additional payment within (30) days so that the total amount paid by offset plus the additional payment by Seller satisfies the claim. Should Seller fail to make such additional payment within such 30 day period, then each Principal shall be personally responsible and liable to Buyer for a portion of such required payment equal to the percentage set forth beside the name of each Principal on the signature page hereto, provided however in no event shall Buyer be entitled to recover any amount above the Losses for which it is entitled to indemnification hereunder. Notwithstanding anything herein to the contrary, in no event shall Buyer’s Post-Closing Payment obligations be deemed as a cap on Seller’s and the Principal’s aggregate liability under this Section 9.

9.7                               Obligation to Mitigate. Following the Closing Date, each indemnified party agrees to use commercially reasonable efforts to mitigate any Losses, including, without limitation to seek recovery under any available insurance policy that would insure any claim with respect to such Losses. In the event that any Indemnitee receives any payment with respect to any Losses pursuant to this Section 9, and thereafter such Indemnitee receives payment with respect to such Losses from any insurer or other third party, such Indemnitee shall pay to Seller such amount.

10.                               Disclosure of Information.

10.1                        Confidential Information. Each of the parties hereto recognizes and acknowledges that (i) the transaction contemplated hereby (including the terms and existence of this Agreement) are highly confidential matters and (ii) during the course of negotiations in connection with the transaction contemplated hereby each party will grant access to, certain plans, systems, methods, designs, procedures, books and records relating to operations, personnel and practices, as well as records, documents and information concerning business activities, practices, procedures and other confidential information of the other party (all of the foregoing, collectively, the “Confidential Information”), all of which constitute and will constitute valuable, special and unique assets of such party’s business. Each party hereto shall treat Confidential Information as confidential, shall make all reasonable efforts to preserve its confidentiality, and shall not duplicate or disclose such Confidential Information, except in connection with the transaction contemplated hereby to advisors, attorneys, accountants, bankers, investment bankers, consultants and affiliates as such party, in its reasonable discretion, shall deem necessary and which parties shall agree to be bound by an obligation of confidentiality at least as restrictive as set forth herein or be subject to professional obligations of confidentiality (the foregoing parties being referred to herein as “Designated Representatives”). Except for such disclosure to Designated Representatives as may be necessary or appropriate and such public or other disclosures as may be required by court order or any state or federal law or regulation to which a party is subject or in order to defend litigation (in which case the disclosing party shall provide the other party with notice and a copy of the required disclosure a reasonable period of time in advance of such disclosure or as soon as practicable), the parties agree to use all reasonable efforts to maintain in confidence the existence and terms of this Agreement and the Transaction and no party shall issue any press release or public statement regarding the Transaction without the prior written consent of the other party. Notwithstanding the above, Confidential Information shall not include any information which the receiving party can prove: (i) was in the public domain at the time it was disclosed or has subsequently entered the public domain through no fault of the receiving party; (ii) was known to the receiving party, without restriction, at the time of disclosure, as demonstrated by files in existence at the time of disclosure; (iii) is approved for release by the prior written consent of the disclosing party and is released consistently with such consent; (iv) was independently developed by the receiving party without any use of the Confidential Information of the disclosing party and by employees of the receiving party who have not had access to the Confidential Information, as demonstrated by files created at the time of such independent development; or (v) became known to the receiving party, without restriction, from a source other than the disclosing party without breach of this Agreement by the receiving party and otherwise not known by the receiving party to be in violation of the disclosing party’s rights.

10.2        Injunctive Relief. The parties hereto acknowledge that the restrictions contained in Section 10.1, in view of the nature of the business in which the other parties are engaged, are reasonable and necessary in order to protect the respective legitimate interests of such other parties, and that any material violation thereof could result in irreparable injuries to such other party. Each therefore acknowledges that, in the event of a breach or threatened breach of the provisions of Section 10.1, the other party shall be entitled to seek from any court of competent jurisdiction, preliminary and permanent injunctive relief restraining the breaching party from disclosing any Confidential Information in violation of this Agreement.

10.3        Other Remedies. Nothing contained in this Section 10 shall be construed as prohibiting any party hereto from pursuing any other remedies available to it for any breach or threatened breach of Section 10.1, including the recovery of damages.

11.          Post-Closing Access to Information. Seller and Buyer each acknowledge that, subsequent to Closing, each may need access to the Assets, the Offices and to information, books and records, documents or computer data relating to the Business in the control or possession of the other for purposes of concluding the transactions contemplated herein and for audits, investigations, compliance with governmental requirements, regulations and requests, review by lenders and the prosecution or defense of third party claims. Accordingly, Buyer and Seller each agree that each will make available to the other and its representatives, agents, independent auditors and/or governmental entities such documents and information as may be available relating to the Assets, Seller’s operations of the Office in respect of periods prior to Closing and will permit the other to make copies of such documents and information at the requesting party’s expense. Each party further agrees that upon reasonable request, it shall participate in connection with any audit or review of such documents and information.

12.          Survival.

(a)           All of the representations and warranties of the Seller and Buyer contained in this Agreement shall survive the Closing for 18 months and shall then terminate, except for the representations and warranties contained in Sections 3.1, 3.2(a), 3.5, 3.6, 3.8, 3.9, 3.10, 4.1, 4.3, 4.4, 4.5 and 4.6 which shall continue for the applicable statute of limitations period governing the respective matters set forth therein, and then terminate.

(b)           Except as otherwise expressly set forth herein, each of the covenants set forth in this Agreement and the indemnification obligations of the parties set forth in this Agreement shall survive the Closing for the applicable statute of limitations period governing the respective matters set forth therein.

13.                               Further Assurances. Each of the parties hereto shall, at the request of the other party, furnish, execute and deliver such documents, instruments, certificates, notices and further assurances as counsel for the requesting party shall reasonably deem necessary or desirable to effect complete consummation of this Agreement and the consummation of each of the Transaction Documents and to carry out the transactions contemplated hereunder and thereunder, or in connection with the preparation and filing of reports required or requested by governmental agencies or other regulatory bodies and reconcile and pay, to the extent due, any amounts due and owing the other party related to prepaid or prorated expenses, as set forth in Section 1.3(c).

14.          Miscellaneous.

14.1        Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, sent by certified mail, postage prepaid, return receipt requested or by a nationally recognized overnight courier, and shall be deemed given when so delivered personally, or if mailed, five (5) days after the date of mailing as follows:

If to Seller:	Specialists in Urology, P.A.
990 Tamiami Trl. N.
Naples, FL 34102
Attention: William M. Figlesthaler, M.D.

With a copy to:	Reed Smith LLP
3110 Fairview Park Drive
Falls Church, Virginia 22042
Attention: Lorin E. Patterson, Esq.

If to Buyer to:	21st Century Oncology, LLC
2234 Colonial Boulevard
Fort Myers, Florida 33907
Attention: Daniel Dosoretz, M.D.
President and Chief Executive Officer

With a copy to:	Radiation Therapy Services, Inc.
111 Great Neck Road
Great Neck, New York 11021
Attention: Norton L. Travis, Esq.
Vice President and General Counsel

14.2        Entire Agreement.  This Agreement and each of the Transaction Documents (including the Exhibits and Schedules hereto and thereto) contains the entire agreement among the parties with respect to the transactions contemplated hereby and supersedes all prior agreements, written or oral, with respect thereto.

14.3        Waivers and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity.

14.4        Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida without regard to its conflicts of law principles.

14.5         Savings Clause. If any provision of this Agreement, or the application of any provision hereof to any person or circumstances, is held to be legally invalid, inoperative or unenforceable, then the remainder of this Agreement shall not be affected unless the invalid provision substantially impairs the benefit of the remaining portions of this Agreement to each of the parties.

14.6         Exhibits, Schedules and Ancillary Agreements.

(a)         Delivery and Amendment of Exhibits, Schedules and Ancillary Agreements; Termination Rights. As of the date hereof, Seller and Buyer have not delivered to each other or agreed the contents of all Exhibits, Schedules and ancillary documents to be delivered by the parties or third parties in connection with the Closing. Following the date hereof, the parties will use commercially reasonable efforts to deliver and agree to the form of all such documents as promptly as practicable, and in any case before Closing. Buyer or Seller, each in its sole and absolute discretion, may elect before Closing to terminate this

Agreement, by written notice to the other party, in the event it is not satisfied with the contents of any Exhibit, Schedule or ancillary agreement to be delivered at or in connection with the Closing. Upon such termination, this Agreement shall be void and no party shall have any further rights or obligations hereunder.

(b)         Exhibits and Schedules Generally. The Exhibits and Schedules to this Agreement are incorporated hereby as a part of this Agreement as fully as if set forth in full herein. Nothing in a Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail, including by explicit cross reference to another Schedule to the Agreement. Seller and Buyer are each responsible for preparing and arranging the Schedules qualifying their representations and warranties corresponding to the lettered and numbered paragraphs contained in this Agreement. Notwithstanding the foregoing, any disclosure made in a Schedule with reference to any section or Schedule of this Agreement shall be deemed to be a disclosure with respect to each other section or Schedule to which such disclosure may apply to the extent it is reasonably apparent from such disclosure that it would modify such other section or Schedule of this Agreement. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by a party in this Agreement, nor shall such information be deemed to establish a standard of materiality.

14.7        Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

14.8        Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by (x) Seller without the prior written consent of the Buyer, or (y) the Buyer without the prior written consent of Seller; provided, however, that the Buyer shall have the right, without the consent of Seller, to assign all or any portion of its rights, duties and obligations under this Agreement and under any Transaction Document to any affiliate of the Buyer but the Buyer shall not be relieved of its obligations hereunder or under any Transaction Documents.

14.9        Facsimile Signatures. This Agreement may be executed by any of the parties (the “Originating Parties”) and transmitted to the other parties (the “Receiving Parties”) by facsimile, telecopy, telex or other form of written electronic transmission, and, upon confirmation of receipt thereof by the Receiving Parties, this Agreement shall be deemed to have been duly executed by the Originating Parties.  Upon the request of the Receiving Parties, the Originating Parties shall provide the Receiving Parties with an executed duplicate original of this Agreement.

14.10      Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single instrument.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

21st Century Oncology, LLC,
A Florida limited liability company

By:	/s/ Daniel Dosoretz
	Name:	Daniel Dosoretz, M.D.
	Title:	President & CEO

Specialists in Urology, P.A.

By:	/s/ William M. Figlesthaler
	Name:	William M. Figlesthaler, M.D.
	Title:	President

[Signature Page of Principals Follows]

Principals:

/s/ William M. Figlesthaler
William M. Figlesthaler, M.D. (11.111%)

/s/ Earl J. Gurevitch
Earl J. Gurevitch, M.D. (11.111%)

/s/ Steven W. Luke
Steven W. Luke, M.D. (11.111%)

/s/ Michael F. D’Angelo
Michael F. D’Angelo, M.D. (11.111%)

/s/ Jonathan Jay
Jonathan Jay, M.D. (11.111%)

/s/ Rolando Rivera
Rolando Rivera, M.D. (11.111%)

/s/ David S. Harris
David S. Harris, M.D. (11.111%)

/s/ Carolyn F. Langford
Carolyn F. Langford, D.O. (11.111%)

/s/ David Wilkinson
David Wilkinson, M.D. (11.111%)